Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of October 22, 2006 by and between Luz II Ltd. (the “Company”) and Israel Kroizer, Israeli ID No 51151405 of Jerusalem, Israel (the “Employee”).

WHEREAS:	The Company and the Employee previously entered into an Employment Agreement dated 27 September 2006 (the “Prior Employment Agreement”).

WHEREAS:	The Company and the Employee desire to amend the Prior Agreement to make certain changes as are deemed desirable by the parties to conform certain material terms with other senior executives of the Company and Company’s parent, Luz II, Inc. (the “Parent”, and collectively with the Company and any other subsidiaries of the Parent, “Luz II”).

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

(a)	The Employee shall be employed by the Company as President of the Company and Vice President of Israeli Operations of the Parent, as described in Exhibit B, commencing as of the date upon which the Parent has consummated one or more equity financing investments yielding an aggregate gross amount of $5,000,000 to the Company (the “Commencement Date”), provided however that if no such equity funding is completed by 31 December 2006, either party may terminate this Agreement with immediate effect by written notice to the other party.

(b)	The Employee, as the President of the Company, shall report to the Chairman and the Board of Directors of the Company; in addition, as the Vice President of Israeli Operations of the Parent, the Employee shall report to the Chief Executive Officer of the Parent (each, the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the applicable Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity. The Employee’s duties and responsibilities hereunder may also include other services performed for subsidiaries and affiliates of the Parent and the Company.

(c)	During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board of Directors of the Parent and the Company. The Employee shall at all times act in a manner suitable of his position and status in the Company.

(d)	The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

(e)	Excluding periods of vacation, military reserve duty and sick leave to which the Employee is entitled, and subject to Section 2(a) below, the Employee agrees to devote total attention and full time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement the Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the Company. Expressed permission is herein granted for Israel to spend needed amount of time necessary without interfering with daily Luz II Ltd work, to bring in-process work at his former company to a successful completion.

(f)	The Employee’s duties may require the Employee, when requested, to work during nights, days of rest and holidays.

(g)	The Employee acknowledges that the Employee’s position is one of management and/or special trust that does not enable the Company to supervise the Employee’s hours of work and rest, and accordingly the Employee shall not be entitled to and hereby irrevocably waives any claim for any overtime or other payment under the Law of Work Hours and Rest -1951, which shall not apply to this Agreement.

(h)	The Employee hereby represents and undertakes to the Company all of the following:

(1)	All information supplied on the Employee’s employment application or resume is true and complete.

(2)	There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(3)	To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(4)	In carrying out the Employee’s duties under this agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do.

(5)

The Employee acknowledge and agree that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that any such examination’s findings shall be the Company’s sole property. The Employee acknowledge and agree that any messages and data sent from, received by, or stored in or upon the Company’s computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data. The Employee should not consider messages and data sent from, received by, or stored in or upon the Company’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems. The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including electronic mail.

(6)	The Employee grants consent to the Company, Parent and their affiliates, and their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to your employment only, such as management teams and human resource personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration.

2.	Salary

(a)	As of the Commencement Date, the Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of the NIS equivalent of $15,000 (Fifteen Thousand U.S. Dollars) per month (the “Salary”), provided however that for the first three (3) calendar months following the Commencement Date, the employee will be employed on a half-time basis and receive half of the Salary (i.e. $7,500 per month), following which the Employee will be employed on a full-time basis for the full Salary.

(b)	Beginning when Luz II has obtained a commitment (hereafter defined) for at least one 100 megawatt or larger Solar Energy Generation System (“SEGS”), then the Salary shall increase to $21,000 per month. Following such increase, the Salary will be reviewed annually for possible increases (but not decreases) by the Board of Directors or its Compensation Committee as part of the Company’s normal salary review process. A “commitment” for purposes of this Section 2 shall mean a Power Purchase Agreement (PPA) has been signed between a utility company and Luz II, and a written agreement for an SEGS, signed by Luz II, and the project purchaser or financing source if Luz II is to build the project for their own ownership, as parties thereto, for Luz II to design, supervise construction, provide equipment, and/or build a new facility, or an addition to an existing, facility, designed to provide capacity of not less that 100 megawatts, where financing commitments have been obtained that will allow commencement of scheduled construction or equivalent payments to Luz II within 6 months or less.

(c)

The Salary will be paid in New Israeli Shekels according to the representative rate of exchange published by the Bank of Israel known on the last day of the month for which payment is being made, no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Company of any change which may affect Employee’s tax liability.

3.	Employee Benefits

(a)	The Employee shall be entitled to the following benefits as of the Commencement Date:

(i)	Manager’s Insurance. The Company will pay to its pension plan insurance company (unless agreed otherwise by the parties) as premium for manager’s insurance for the Employee, an amount equal to 13.33% of each monthly payment of the Salary, 8.33% of which shall be allocated to a fund for severance pay, and 5% shall be allocated to a provident fund or pension plan. In addition, the Company will deduct an amount equal to 5% of the Employee’s Salary, which shall constitute the Employee’s contribution to the manager’s insurance premium for the provident fund or pension plan. The Company will also contribute up to 2.5% of the Salary for disability insurance, provided that such insurance is available for the Employee (or will otherwise disburse such amount to an alternative purpose if requested by the Employee, subject to Company approval and withholding requirements). The parties agree that the managers insurance policy and all amounts accrued therein will be released to the Employee upon termination of the Employee’s employment with the Company for any reason other than termination by the Company with Cause.

(ii)	Sick Leave. The Employee will be entitled to sick leave as provided by law.

(iii)	Vacation. The Employee shall be entitled to an annual vacation of 19 working days at full pay, which shall be increased to 21 days from the fourth year of employment and to 24 days after the seventh year of employment, which accrue in equal monthly portions. A “working day” shall mean Sunday to Thursday inclusive. The dates of vacation will be coordinated between the Employee and the Company. The Company shall be entitled to introduce a uniform annual vacation for all or part of the work-force, in respect to all or part of the vacation allowance, at the Company’s discretion. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law. All vacation days must be utilized in the employment year in which they accrues. No vacation days can be accrued or carried over to the following year, unless otherwise agreed by the Company and the Company in writing and approved by the Compensation Committee of the Board of Directors of Luz II Ltd. Subject to applicable law, vacation days not used during such time will not continue to accrue or be redeemed by cash payment.

(iv)	Educational Fund (Keren Hishtalmut). The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Base Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month’s payment, up to the tax exemption ceiling provided by applicable law. The parties agree that the education fund and all amounts accrued therein will be released to the Employee upon termination of the Employee’s employment with the Company for any reason other than termination by the Company with Cause.

(v)	Motor Vehicle. The Company shall provide the Employee with a motor vehicle which shall be leased by the Company for use by the Employee in accordance with Company policy, as established from time to time during the period of his employ with the Company, provided that the Company’s monthly costs with respect to the vehicle excluding fuel cost shall not exceed NIS 3,300 (the “Vehicle Cost”). In addition, the Company shall bear reasonable fuel cost for the vehicle in accordance with Company policy from time to time. The motor vehicle shall be returned by the Employee to the Company upon the cessation of the Employee’s employment with the Company for any reason. All taxes arising out of the provisions of the motor vehicle, shall be borne by the Employee who acknowledges that such taxes will be withheld from his salary as required by law. The Employee shall be responsible for payment of all fines, penalties and tickets relating to the use of the motor vehicle. The employee shall not have any lien over the motor vehicle and upon termination of employment shall return the vehicle no later than the last day of actual employment. To avoid doubt, the Employee shall not be entitled to use a Company car during leaves or absences from the Company, including maternity leave, and the Employee shall return the Company car for the duration of any such period.

Alternatively, the Employee may initially elect not to receive a Company-provided vehicle and in such event the Employee shall be entitled to payment of the Vehicle Costs as transportation expenses.

(vi)	It is agreed and acknowledged by the Employee that any benefit arising to the Employee pursuant to this Section 3 (a) shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Company for any severance pay or any social or other employment benefits arising from or based upon such benefits.

(b)	During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Company.

(c)

Options. The Employee shall be granted options to purchase 600,000 shares of common stock, par value $0.0001 (“Options”), in the Parent, as “capital gains track” options under Section 102 of the Income Tax Ordinance, and subject to the approval of the Parent’s Board of Directors, the terms and conditions of the

Company’s 2006 Stock Plan and execution of an option agreement. The Options shall have an exercise price of $0.01, and shall vest as follows: 120,000 Options shall vest upon completion of each anniversary of the Commencement Date. In addition, the Parent will grant to the Employee an additional 100,000 shares of Common Stock in consideration for past services under the “capital gains track”. The Employee shall be fully and solely responsible for any tax liability relating to the issuance of such shares.

(d)	Performance Bonuses. Provided that at such time the Parent is not Public or Going Public (as defined below), the Company shall cause the Parent to pay the Employee (a) a bonus of $300,000 (the “First Milestone Bonus”) and (b) a bonus of $400,000 (the “Second Milestone Bonus”) in the event that the Parent meets certain cashflow milestones related to the Parent’s profitability to be agreed upon by the Supervisors and Parent’s Board of Directors on or before December 15, 2006. It is anticipated that such cashflow milestones shall relate to achievement by the Parent of operating cashflow goals of $5 million in 2009, $25 million in 2010, and $50 million in 2011 (as measured in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) and as set forth in the Parent’s audited annual financial statements, prepared in accordance with GAAP), while successfully raising sufficient working capital (including PPA delivery deposits) on terms and conditions that are favorable to the Parent and avoid triggering antidilution protection on outstanding shares of preferred stock. The operating cashflow goals may be adjusted, at the sole discretion of the Parent’s Board of Directors for any project ownership or debt assumption decisions made by the Parent that effectively defer project cashflow in return for ownership. Provided that at such time the Parent is not Public or Going Public, the Company shall cause the Parent to pay the First Milestone Bonus promptly following completion of the first cashflow milestone and to pay the Second Milestone Bonus promptly following completion of the second cashflow milestone.

EXAMPLE: The milestones are established as set forth above. In 2009, the Parent achieves the 2009 milestones. Employee is then promptly paid the First Milestone Bonus. In 2010, the Parent fails to achieve the 2010 milestones. The Second Milestone Bonus is not then paid. In 2011, the Parent achieves the 2011 milestone. The Second Milestone Bonus is then promptly paid.

If the Parent is Public or Going Public, the Board of Directors of the Parent may elect, in its sole discretion, to replace (a) the First Milestone Bonus with an option to purchase up to 112,500 shares of Common Stock of the Parent (the “First Milestone Option”), and (b) the Second Milestone Bonus with an option to purchase up to 160,000 shares of Common Stock of the Parent (the “Second Milestone Option”). Such option grants shall have an exercise price equal to the fair market value of the Parent’s Common Stock on the date of the respective grants, as “capital gains track” options under Section 102 of the Income Tax Ordinance, shall vest monthly at the rate of 1/60th of the total number of the option shares per month following the date of grant, shall have a ten-year term and, if any, shall have a post-termination exercise period equal to the lesser of (i) one year, or (ii) the remainder of the original ten-year term.

For the purposes of this Section 3(d), the Parent shall be deemed to be “Public or Going Public” after the date on which it reaches an understanding with a managing underwriter in connection with its initial public offering such that the Parent shall be deemed to be “in registration” for purposes of the U.S. federal securities laws.

4.	Expenses

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by the Employee in connection with the performance of his duties hereunder provided that such expenses are in accordance with Company policy or approved by the Company, and against presentation of receipts.

5.	Term and Termination; Severance Benefits

(a)	The term of employment under this Agreement shall be deemed to have begun as of the Commencement Date. Each of the Company and the Employee shall have the right to terminate the Employee’s employment with the Company without Cause at any time with 30 days prior notice as required by law. If the Employee’s employment is terminated by the Company without Cause, or as a result of the Employee’s death or Disability, then the Company will offer severance benefits to the Employee (or his personal representative) as set forth below.

(b)	If the Employee is terminated by the Company without Cause, or upon the Employee’s resignation for Good Reason, or as may arise from death or Disability of the Employee, within the first year of employment, then the Company will provide the Employee with severance equal to ninety days of the Employee’s then-current regular base salary, plus such additional severance as may be required by law (currently one month per year of employment), reduced by all applicable taxes and paid out over the Company’s regular payroll schedule following the date of the Employee’s termination and the effective date of the Employee’s executed release.

(c)	As a condition to the Employee’s receipt of such severance benefits (except in the case of death), the Employee is required to comply with his continuing obligations (including the return of any Company property), resign from all positions the Employee holds with the Company or the Parent, and execute the Company’s standard form of release agreement releasing any claims the Employee may have against the Company or the Parent. Except as set forth above, the Employee will not be entitled to any severance benefits upon the termination of the Employee’s employment with the Company, including a termination for Cause.

(d)	The parties further agree that in the event of the death of the Employee during the term of this Agreement, the severance payments described in this Section 5 will be payable to the Employee’s legal heirs, notwithstanding anything to the contrary in the Severance Pay Law.

(e)	Definitions.

(i)	The term “Cause” shall mean a determination by the Board of Directors of the Parent that the Employee’s employment be terminated for any of the following reasons: (1) willful misconduct which in the good faith determination of the Parent’s Board has caused or will cause material harm to Luz II, after the Employee has received written notice of such misconduct and has had at least thirty (30) days to cure such misconduct; (2) a violation of an Israeli or U.S. federal, state or other law applicable to the business of Luz II that has caused or will cause material harm to Luz II, unless such violation arose form a matter that was reviewed by counsel to Luz II and no potential violation of law was communicated to the Employee; (3) conviction or plea of no contest to a felony under the laws of Israel, the United States, or any state or country (other than traffic-related offenses not involving personal injury to any person); (4) fraud or misappropriation of property belonging to Luz II intended to result in the substantial enrichment of the Employee or an immediate family member of the Employee; (5) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with Luz II, or (6) the Employee’s failure to satisfactorily perform the Employee’s duties after having received written notice of such failure specifically identifying the manner in which the Company believes the Employee has not substantially complied with such duties and after at least thirty (30) days to within which to cure such failure. Termination of the Employee for Cause pursuant to this section shall be made only after delivery to the Employee of a copy of a resolution duly adopted by affirmative vote of not less than a majority of the Directors at a meeting of the Parent’s Board called upon with at least five (5) days written notice to the Employee and held for the purpose (which shall be set forth in this notice) of considering the termination of the Employee pursuant to this section and at which the Employee and his counsel are offered an opportunity to be heard, finding that in the good faith business judgment of the Parent’s Board, the Employee shall be terminated for “Cause”.

(ii)	The term “Change of Control” shall be defined as (1) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity securities of the Parent would be transferred by the holders of the Parent’s outstanding shares (excluding a reincorporation to effect a change in domicile and normal financing transactions whether through sale or issuance of unregistered or registered securities); (2) a sale of all or substantially all of the assets of the Parent; or (3) any other transaction or series of transactions, in which the Parent’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent (excluding normal financing transactions whether through sale or issuance of unregistered or registered securities).

(iii)	The term “Disability” shall mean Employee’s failure to render the services provided for under this Contract of Employment because of Employee’s incapacity due to physical or mental illness, for a period of ninety (90) days in any three hundred sixty five (365) consecutive day period and such inability is determined to be total and permanent by a physician expert in the area of such disability selected by the Company and acceptable to Employee or his legal representative (such agreement as to acceptability not to be unreasonably withheld).

(iv)	The term “Good Reason” shall mean a resignation of the Employee’s employment within 30 days of the occurrence of any of the following events which occurs without his express consent within twelve months following a Change of Control: (1) a material reduction in the Employee’s title, duties, authority or responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control (i.e., the Employee still remains in a similar position with the business unit or subsidiary encompassing at least the Company’s business prior to the Change of Control) shall constitute a material reduction in job authority or responsibilities; (2) any reduction in the Employee’s Salary, potential bonus and/or the Employee benefits, unless such reduction is comparable in percentage to, and is part of, a reduction (on a net basis considering all of the following components in the aggregate) in the Base Salary, potential bonus and/or the Employee benefits of all executive officers of the Company; (3) a relocation of office of the Company in which the Employee principally conducts business to a location more than 50 miles from the location of such office immediately preceding a Change of Control, unless such relocation does not result in the Employee being required to move his personal residence (e.g., reasonable accommodation of and adequate actual provisions for telecommuting arrangements); (4) any breach by the Company or the Parent of a material term of this Agreement; or (5) the failure of a successor entity to assume the Company and the Parent’s obligations under this Agreement.

6.	Non-Solicitation; Non-Competition

(a)

Non-Solicitation. While employed by the Company and for a period of one year following the termination of the Employee’s relationship with the Company and/or the Parent for any reason, whether with or without Cause, the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away the employees or consultants of the Company, either for the Employee or for any other person or entity. Further, during the Employee’s relationship with the Company and at any time following termination of such relationship with the Company for any reason, with or without Cause, the Employee shall not use any confidential information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(b)	Non-Competition. For a period of one year following the termination of the Employee’s relationship with the Company and/or the Parent for any reason, in consideration for compensation paid to the Employee by the Company and the Parent as part of the Employee’s salary, the Employee will not directly or indirectly:

(i)	carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company, not to exceed 5%) which competes with the business, products or services of the Company and/or the Parent (or any of its or the Company’s subsidiaries) (“a competing business”); or

(ii)	manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or organization that, at such time, is a competing business.

The Employee recognizes and acknowledges that a breach of this Section 6 would cause substantial irreversible damage to the Company and the Parent.

7.	Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions of the Confidential Information and Invention Assignment Agreement appearing as Exhibit A to this Agreement, which provisions will survive termination of this Agreement for any reason.

8.	Successors and Assigns

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

9.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	Luz II Ltd. Kiryat Mada 11, Amot Bldg. #6
P.O. Box 45220, Har Hotzvim
Jerusalem 91450 Israel
Ph:+972 2 571-1313
Fx:+972 2 571-1059

The Employee:

10.	Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

11.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

12.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

13.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, including without limitation the Prior Employment Agreement, between the parties hereto with respect to the subject matter hereof.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below:

Luz II Ltd.

By:	/s/ Arnold J. Goldman	/s/ Israel Kroizer
Name	Arnold J. Goldman	Israel Kroizer
Title:	Chairman
Dated: 22 October 2006

Dated: 22 October 2006

LUZ II, LTD.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(Employees)

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Luz II Ltd., an Israeli company (“Luz II”) or any of its current or future subsidiaries, affiliates, successors, parents or assigns, including specifically Luz II, Inc., a Delaware corporation (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, subject to applicable notice requirements.

4. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any third party without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, plans, projects, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products, projects or research and development, and which are not assigned to the Company hereunder; or. if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company. I incorporate into a Company product, project, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, project, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Luz II, will hold in trust for the sole right and benefit of Luz II, and hereby assign to Luz II, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, related directly or indirectly to my Relationship with the Company (collectively referred to as “inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant).

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Luz II at the time of termination of my Relationship with the Company as provided for in Section 6.

(d) Patent and Copyright Rights. I agree to assist Luz II, or its designee, at its expense, in every proper way to secure Luz II’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Luz II or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Luz II or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Luz II or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Luz II or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Luz II or its designee as above, then I hereby irrevocably designate and appoint Luz II and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Luz 11 or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Luz II or such designee.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, 1 will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8. General Provisions. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Israel, without giving effect to the principles of conflict of laws. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

9. ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

Luz II, Ltd.		Israel Kroizer, an individual:

By:	/s/ Arnold J. Goldman	/s/ Israel Kroizer
Name:	Arnold J. Goldman	Signature
Title:	Chairman
Date:	12 September 2006	Date: 12.9.06

Address:		Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

☐     No inventions or improvements

☐     Additional Sheets Attached

Signature of Employee/Consultant:

Print Name of Employee/Consultant:

Date: